Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Submits Proposal to Kenya to Increase Cervical Cancer

Screening Rates – Potential Screening Population of 12 Million Women

Initiative to be Led by First Lady Margret Kenyatta’s Beyond Zero Program, National Ministry of

Health and Nairobi County

NAIROBI, KENYA (August 20, 2015) – Guided Therapeutics, Inc. (OTCQB: GTHP), in cooperation with its distributor, Stem World Enterprises, is working with the Kenyan National Ministry of Health (MOH) to help achieve First Lady Margret Kenyatta’s Beyond Zero program goal of screening up to 12,000,000 Kenyan women for cervical cancer. President Uhuru Kenyatta himself has set a target of screening half the female population for cervical cancer each year.

The proposal to help achieve the national target, if adopted, is to place approximately 100 LuViva Advanced Scans at all Level 4 and 5 hospitals, as described in an article in Kenya’s Daily Nation. The plan is to screen more than 1,000,000 women in the first year, and expand the program in years two, three and four. Additionally, several counties that maintain their own hospitals would implement a complementary screening program with LuViva. The first county to implement the program, if accepted, would be Nairobi County Health Services Sector, which has plans to screen approximately 10,800 women per month. The Company is awaiting the final response from the government regarding the proposal.

“We are pleased to have made the proposal to the Ministry of Health, Beyond Zero and the counties to bring the latest in early cervical cancer detection technology to the women of Kenya,” said Gene Cartwright, CEO and President of Guided Therapeutics. “President Kenyatta’s goal of screening fifty percent of Kenyan women annually will have a highly positive effect that will result in a significant reduction in the rate of cervical cancer.”

“This proposal is a real opportunity to bring new, impactful technology that produces an instant result, while avoiding the logistics issues that plague lab tests, so treatment can occur immediately, if necessary,” said Alphonce Omondi, CEO of Stem World. “The President’s goal and First Lady’s determination to eradicate cervical cancer is something we are pleased to be a part of and support.”

Cervical cancer is the leading cause of cancer deaths among women in Kenya, according to the MOH. According to the World Health Organization, there are 10.32 million women in Kenya at risk of developing cervical cancer. Every year, approximately 2,454 women are diagnosed with cervical cancer and 1,676 die; the largest proportion of deaths is concentrated in Nairobi County. It is estimated that there are 15 new cases of cervical cancer diagnosed each week in Nairobi alone. These statistics mean that an estimated 12.7 women out of every 100,000 are affected.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva®Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit:www.guidedinc.com.

Links in this news release: http://www.nation.co.ke/news/Cervical-Cancer-Treatment-Equipment-/-/1056/2798306/-/qfa5rmz/-/index.html

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent quarterly reports.

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Bill Wells

Guided Therapeutics

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